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                                                                    EXHIBIT 23.2

                               CONSENT OF KPMG LLP

The Board of Members
EGS Electrical Group, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-56364, 333-68652, 333-68648, 333-76978, and 333-86538), on
Form S-4 (No. 333-68650) and on Form S-8 (Nos. 33-24043, 333-29843, 333-29851,
333-29857, 333-29855, 333-38443, 333-70245, 333-82645, 333-82647, 333-61766,
333-69250, and 333-69252) of SPX Corporation of our report dated December 18, 2000, with respect to the consolidated balance sheet of EGS Electrical Group, LLC and subsidiaries as of September 30, 2000, and the related consolidated statements of income, members' equity and comprehensive income, and cash flows for the year ended September 30, 2000, which report appears in the annual report on Form 10-K/A-1 of SPX Corporation for the year ended December 31, 2001.

/s/ KPMG LLP

Chicago, Illinois
August 12, 2002